EXHIBIT 99

Date:	April 23, 2008

Subject:	Baldor Electric Company 1st Quarter 2008 Results and Discussion

Page:	1 of 3

Fort Smith, Arkansas – Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures industrial electric motors, power transmission products, drives, and generators and is based in Fort Smith, Arkansas. Today Baldor announced unaudited results for the first quarter of 2008.

	1st Quarter
	2008	2007
(in thousands except per share data)	Mar 29, 2008	Mar 31, 2007	% Change
Sales	$470,526	$395,694	19%
Cost of Sales	326,147	282,132

Gross Profit	144,379	113,562	27%
SG&A	77,727	61,321

Operating Profit	66,652	52,241	28%
Other Income	1	897
Interest Expense	(26,592)	(20,528)

Earnings Before Income Taxes	40,061	32,610	23%
Income Taxes	14,422	11,741

Net Earnings	$25,639	$20,869	23%

Earnings Per Share – Diluted	$0.56	$0.50	11%

Dividends Per Share	$0.17	$0.17	0%

Average Shares Outstanding - Diluted	46,030	41,578	11%

John McFarland, Chairman and CEO, commented on the Company’s results, “We are pleased to report first quarter sales of $470.5 million, earnings of $25.6 million, and earnings per share of $0.56. Operating margin for the quarter improved to 14.2%. Diluted shares outstanding averaged 46.0 million in the quarter compared to 41.6 million last year. Our acquisition of Reliance Electric Company took place on January 31, 2007, so prior year figures include only two months of the acquired business.”

“Adjusting for the acquisition, sales increased 1% over last year despite having two fewer selling days this quarter. Incoming orders continue to be ahead of last year, and our backlog of orders grew by more than $25 million during the quarter. This growth in backlog is due in part to the strength of our business in large motors and an increase in generator orders.”

SELECTED FINANCIAL DATA (preliminary, unaudited)

	1st Qtr 2008	4th Qtr 2007
(in thousands)	Mar 29, 2008	Dec 29, 2007
Cash	$33,103	$37,757
Trade Receivables – net	314,449	281,729
Inventories	316,604	309,921

Total Assets	2,848,448	2,821,625
Total Debt	1,356,586	1,376,346
Shareholders’ Equity	835,162	810,769

	Year-To-Date
	2008	2007
(in thousands)	Mar 29, 2008	Mar 31, 2007
Cash Flows from Operations	$23,416	$40,775
Depr & Amortization	19,419	15,796
Capital Expenditures	6,987	8,739
Dividends	7,818	7,778
Depreciation & Amortization for purchase accounting	6,202	5,290

Date:	April 23, 2008

Subject:	Baldor Electric Company Announces 1st Quarter Results and Discussion

Page:	2 of 3

Following are answers to questions recently asked by shareholders.

Q… How was business during the quarter?

	Net Sales (in millions)	As a % of Total Sales	1st Qtr 08 vs. 1st Qtr 07
			Net Sales Chg %	Incoming Daily Order Rate Chg %
Motors	$295	62%	2%	10%
Power Transmission	135	29%	1%	-1%
Drives	34	7%	2%	13%
Generators	7	2%	-35%	60%

On a comparable basis, total sales increased 1%. During the quarter, our backlog of unshipped orders increased from nearly $200 million to $225 million. This backlog extends into 2009 with the majority of orders scheduled to ship in 2008. We continue to see positive sales growth in mining, oil and gas, agriculture and commercial HVAC. Domestic sales to original equipment manufacturers continue to outpace sales to distributors which decreased during the quarter.

	Sales to Original Equipment Manufacturers Chg %	Sales to Distributors for Replacement Chg %
Motors	+ 4%	- 1%
Power Transmission	+ 5%	- 4%

Q… How is your international business?

Our international business was up 6% for the quarter, making it 17% of consolidated sales, an all time high. The strongest growth was in Latin America and Asia Pacific. Consolidation of the Baldor and Reliance international sales forces is helping us gain new customers. The current value of the dollar is allowing us to be more competitive in foreign markets. It also causes foreign suppliers to be less competitive in the United States which benefits our OEM customers who manufacture in the United States.

Q… Are rising commodity costs affecting you?

Steel, copper and oil-based material prices began increasing again during the quarter. As a result, we increased motor prices 4.5% on March 31, 2008. If raw material costs continue to increase, additional price increases may be necessary this year.

Q… What caused the increase in selling and administration expense this quarter?

Selling and administration expenses are composed of both fixed and variable costs. Expenses in 1st quarter 2007 include only two months of the acquired business. In January 2008, a permanent change was made in the way overhead was allocated to the acquired plants. The 2007 amounts have been reclassified to reflect the 2008 presentation. This reclassification, made to create consistency among all Baldor plants, had no impact on the operating margin of 14.2%. Had we not made this reclassification, 2008 gross margin would have been 30.4% instead of 30.7%, and 2008 selling and administration expense would have been 16.2% instead of 16.5% as a percentage of sales.

Q… How are your inventory balances, and what improvements would you like to make?

Work in process inventories increased from 4th quarter 2007 due to the timing of large motor and generator shipments. Our finished goods inventory is balanced except for motors rated less than 15 horsepower where inventory levels are too low. As a result of low inventory levels, we believe sales to distributors were negatively impacted. Inventory levels have begun to improve which will allow us to better serve our customers.

Date:	April 23, 2008

Subject:	Baldor Electric Company Announces 1st Quarter Results and Discussion

Page:	3 of 3

Q… How were cash flows from operations?

Cash flows from operations were $23.4 million, down from $40.8 million one year ago. The decrease was due primarily to the $25 million interest payment due every February and August on the unsecured notes.

Q… Why did interest expense increase compared to 1st quarter 2007?

The acquisition of Reliance closed on January 31, 2007. As a result, 1st quarter 2007 included two months of interest expense, and 1st quarter 2008 included three months. Our current weighted average cost of debt is 7.1% compared to 8.0% one year ago.

Q… Did you reduce your debt during the quarter?

During the first quarter, we reduced our debt by $20 million. Since the January 31, 2007 acquisition, we have reduced our debt by $196 million, bringing our total outstanding debt balance to $1.36 billion. Our goal is to reduce our debt by at least $125 million during 2008.

Q… What are your expectations for sales in the 2nd quarter?

In June 2007, we sold the services business, which accounted for $13 million in sales during 2nd quarter 2007. Excluding these sales, and considering current backlog and sales order rates, we expect low single-digit sales growth in 2nd quarter 2008.

Q… What are your capital investment plans for 2008?

We plan capital investments of approximately $45 million in 2008 compared to $39 million in 2007. Our capital investments are used to expand unit output, improve the quality of our products and produce new products.

Q… Are premium-efficient motors selling well?

Yes. Only 2% of the lifetime cost of a motor is related to its purchase price. The remaining 98% is the cost of electricity to run it. A standard industrial motor can consume 40 times its original cost in its first year of operation. The small premium paid for a high-efficiency motor can often be paid back in less than one year. Over the last three years, sales of Super-E® high-efficiency motors have grown over 25%, and this growth continued in the first quarter.

Q … When will your next update be?

We will hold a conference call on Thursday, April 24, at 10:00 a.m. central time. Participants may listen to the discussion through the Company’s website at www.baldor.com/investors or by calling 877-440-5784. A replay will be available through May 1, 2008 and can be accessed by calling 888-203-1112 (passcode 2074683). Additionally, Baldor’s Annual Shareholders’ Meeting will be held at 10:30 a.m. central time on Saturday, April 26, 2008, in Fort Smith, Arkansas.

Forward Looking Statement

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements contained in this document (including “estimate”, “believe”, “will”, “intend”, “expect”, “may”, “could”, “future”, “susceptible”, “unforeseen”, anticipate”, “would”, “subject to”, “depend”, uncertainties”, “predict”, “can”, “expectations”, “if”, “unpredictable”, “unknown”, “pending”, “assumes”, “continued”, “ongoing”, “assumption” or any grammatical forms of these words or other similar words) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with the Company’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.

For more information contact:
John McFarland	Chairman & CEO	Phone:	479-648-5769
Ron Tucker	President & COO	Fax:	479-648-5701
Tracy Long	Vice President Investor Relations	Email:	Investorinfo@baldor.com